SECOND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         APPLIED DIGITAL SOLUTIONS, INC.


                                   ARTICLE ONE

         The name of the Corporation is Applied Digital Solutions, Inc. The name under which it was originally organized was Great Bay Acquisition Company.

                                   ARTICLE TWO

         The address of the Corporation's registered office in this state is 1 Metropolitan Square, Suite 3600, St. Louis, Missouri 63102 and the name of its agent is Llewellyn Sale III.

                                  ARTICLE THREE

         The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty-Five Million (85,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock ("Preferred Stock") having a par value of $10.00 per share and Eighty Million (80,000,000) shares shall be common stock ("Common Stock") having a par value of $.001 per share. A statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, in respect of the shares of each class is as follows:

         A.       Preferred Stock.

         Subject to the requirements of the laws of the State of Missouri, authority is hereby vested in the Board of Directors from time to time to issue 5,000,000 shares of Preferred Stock in one or more series and by resolution or resolutions as to each series:

          (a) to fix the distinctive serial designation of the shares of such series;

          (b) to fix the rate per annum at which the holders of the shares of such series shall be entitled to receive dividends, the dates on which said dividends shall be payable, and, if the directors determine that the dividends with respect to said series shall be cumulative, the date or dates from which such dividends shall be cumulative;

          (c) to determine whether the shares of such series shall have voting power, and, if so, the extent and definition of such voting power;

          (d) to fix the price or prices at which the shares of such series may be redeemed, and to determine whether the shares of such series may be redeemed in whole or in part or only as a whole;

          (e) to fix the amounts payable on the shares of such series in the event of liquidation, dissolution, or winding up of the Corporation;

          (f) to determine whether or not the shares of any such series shall be made convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or of any other series of Preferred Stock and the conversion price or prices, or the rate or rates of exchange at which such conversion or exchange may be made;

          (g) to determine the amount of the sinking fund, purchase fund, or any analogous fund, if any, to be provided with respect to each such series; and

          (h) to fix preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, applicable to each such series.

         B.       Common Stock.

         Each share of Common Stock shall be identical with each other share of Common Stock, except as the holders thereof shall otherwise expressly agree in writing. Subject to the prior rights of the Preferred Stock from time to time issued and outstanding, as hereinbefore set forth, the holders of Common Stock shall be entitled to receive such sums as the Board of Directors may from time to time declare as dividends thereon, or authorize as distributions thereon, out of any sums available to be distributed as dividends and to receive any balance remaining in case of the dissolution, liquidation or winding up of the Corporation after satisfying the prior rights of the Preferred Stock, if any be then outstanding. Each share of Common Stock shall have one vote for all corporate purposes.

                                  ARTICLE FOUR

         No holder of shares of any class of stock of this corporation, either now or hereafter authorized or issued, shall have a preemptive or preferential right to subscribe for or purchase any shares of any class of stock of this corporation, either now or hereafter authorized whether issued for cash, property or services, or to subscribe for or purchase obligations, bonds, notes, debentures, other securities or stock convertible into stock of any class of this corporation other than such right, if any, as the Board of Directors in its discretion may from time to time determine, and at such prices as the Board of Directors may from time to time fix.

                                  ARTICLE FIVE

         The name and place of residence of the incorporator is as follows:

                                            Mr. William E. Evans
                                            3254 South Glenhaven
                                            Springfield, MO 65804

                                   ARTICLE SIX

         The number of  directors  to  constitute  the Board of Directors is six
(6). Hereafter, the number of directors shall be fixed by, or in the manner provided in, the By-Laws. Any changes in the number will be reported to the Secretary of State within thirty (30) calendar days of such change.

                                  ARTICLE SEVEN

         The duration of the Corporation is perpetual.

                                  ARTICLE EIGHT

         The Corporation is formed for the following purposes: To engage in any lawful business permitted under The General and Business Corporation Law of Missouri.

                                  ARTICLE NINE

         The Board of Directors is authorized to make, amend, alter and rescind the By-Laws of the Corporation.